Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2025 First Quarter Results

Performance reflects improvement in net interest margin and noninterest expense reduction

Regulatory remediation efforts remain on track

RICHMOND, VA, April 24, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced financial results for the quarter ended March 31, 2025.

For the quarter ended March 31, 2025, the Company reported a net loss of $0.4 million, or $0.01 per diluted common share, compared to a net loss of $2.0 million, or $0.03 per diluted common share, for the quarter ended December 31, 2024, and a net loss of $2.9 million, or $0.15 per diluted common share, for the first quarter of 2024. Net loss for the first quarter of 2025 included after-tax severance costs of $0.5 million and a $0.2 million loss on the sale of the mortgage division. Net loss for the fourth quarter of 2024 included an after-tax loss on the sale of mortgage servicing right assets (“MSRs”), net of the fair value adjustment, of $1.4 million. After-tax regulatory remediation expenses for the first quarter of 2025 were $0, compared to $0.2 million and $2.1 million for the fourth and first quarters of 2024, respectively.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“I believe that our first quarter results indicate that our shareholders will soon see a return to sustainable profitability. It has been a short journey involving exiting the fintech banking-as-a-service (“BaaS”) indirect deposit business, exiting non-core lending relationships, strengthening our risk management framework, and making significant reductions in staff levels.

“Over the last 12 months we have made significant progress toward compliance with the January 2024 Consent Order with our primary regulators. Recently, we received regulatory non-objection to redeem a significant portion of our subordinated debt, which will save over $2 million in interest expense annually.

“As we return to community banking, our focus on operational efficiencies is a multi-faceted endeavor. To improve noninterest income, we have aligned our product pricing to the market. We are upgrading our business treasury products to be competitive with product sets offered by other banks. We have aggressively attacked noninterest expenses by reducing the number of employees in the first quarter by 91, a 21% decrease since December 31, 2024. Over the last 12 months, our number of employees has been reduced by nearly 170. The annualized cost saves resulting from the first quarter’s reductions are expected to be approximately $6 million, or $1.5 million per quarter. Further, we have reduced our dependency on consultants. Our goal is to achieve an annualized run rate for noninterest expense to assets of less than 3% by the fourth quarter of this year.

“Another positive in the first quarter was the improvement in our funding cost, a sequential quarter reduction of 23 basis points, resulting from our 2024 actions to change our funding mix as we exited fintech BaaS and reduced wholesale funding.

“We completed our analysis of non-banking business lines resulting in the sale of certain lines of business, most notably Monarch Mortgage. Scale is important for these non-banking lines. We felt we could not achieve the required scale within a reasonable time.

“Lastly, our commercial relationship managers and our retail team are focused on growth in core deposits and loans to customers within our footprint. We expect to see positive results in the near-term quarters.”

Sale of Monarch Mortgage

The Company’s previously announced sale of its mortgage division operating as Monarch Mortgage to an unrelated third-party mortgage company was completed on March 27, 2025. The sale, which included the transfer of certain assets and leases, resulted in a $0.2 million loss, reported in other noninterest income. The Company has continued to fulfill its obligations to borrowers with respect to loans in process and will manage such loans toward closing and funding in the ordinary course of business.

Q1 2025 Highlights

(Comparisons for First Quarter 2025 are relative to Fourth Quarter 2024 unless otherwise noted.)

Net Income:

•
Net loss for the quarter was $0.4 million, or $0.01 per diluted common share, compared to a net loss of $2.0 million, or $0.03 per diluted common share, for the prior quarter. The current quarter loss before income taxes of $0.9 million included a $0.2 million loss on the mortgage division sale and $0.7 million in severance costs. The prior quarter loss before income taxes of $2.7 million included a $1.8 million loss on the sale of MSRs, net of fair value adjustments, partially offset by a $1.0 million recovery of credit losses.

Net Interest Income / Net Interest Margin:

•
Net interest income totaled $19.0 million and $19.1 million for the current and prior quarters, respectively. Interest income decreased by $2.6 million in the first quarter, primarily due to a $67.2 million decline in average loan balances and a $50.4 million decline in average deposits held in other banks. Interest expense declined by $2.4 million, largely driven by lower average balances of higher-cost fintech-related and brokered deposits. Net interest margin improved to 2.90% during the quarter from 2.80% in the prior quarter, reflecting a 24-basis point decline in the cost of deposits.

•
Subsequent to March 31, 2025, the Company provided a notice of redemption to the holder of its $15.0 million fixed-to-floating rate subordinated note (the “Note”), which has an initial redemption date of June 1, 2025. On June 1, 2025, the rate on the Note would reset to the then three-month Secured Overnight Funding Rate (SOFR) plus 587 basis points. Interest expense and the effective interest rate on the Note were $0.2 million and 6.31%, respectively, in the first quarter of 2025.

Capital:

•
The ratio of tangible common stockholders’ equity to tangible total assets was 12.5%1, compared to 11.9%1 at the prior quarter end. The increase in this ratio was primarily driven by the decline in total tangible assets and additional capital of $6.9 million due to the exercise of warrants to purchase common stock and a $3.8 million decrease in after-tax unrealized losses in the Company’s portfolio of securities available for sale. Tangible book value per common share (“TBV”) was $3.821 for both the current and prior quarters.

•
At March 31, 2025, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 12.33%, 16.88%, 16.88%, and 17.93%, respectively, compared to 11.80%, 16.38%, 16.38%, and 17.26%, respectively, at the prior quarter end. Capital ratios for the Company at March 31, 2025 for tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 13.23%, 18.06%, 18.06%, and 20.83%, respectively, compared to 12.43%, 17.24%, 17.24%, and 19.79%, respectively, at the prior quarter end. Improvement in capital ratios for the comparative periods was primarily due to a smaller balance sheet relative to capital levels.

•
As of March 31, 2025 and December 31, 2024, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Bank’s Consent Order with the Office of the Comptroller of the Currency (the “OCC”), which requires the Bank to maintain a minimum tier 1 leverage ratio of 10.00% and a total risk-based capital ratio of 13.00%.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, were $24.9 million, or 0.93% of total assets, at quarter end compared to $25.4 million, or 0.93% of total assets, at the prior quarter end.

•
No provision for credit losses was reported for the quarter compared to a recovery of credit losses of $1.0 million for the prior quarter. Lower allowance for credit losses (“ACL”) needs due to loan portfolio balance reductions were offset by higher reserve needs on pooled loans resulting in no provision in the current quarter. The recovery of credit losses in the prior quarter was primarily attributable to lower reserve needs due to loan portfolio balance reductions, partially offset by charge-offs of the non-guaranteed portion of certain government-guaranteed loans (“GGL”) and certain purchased loans.

•
The ACL as a percentage of total loans held for investment was 1.12% at quarter end compared to 1.09% at the prior quarter end. Net loan recoveries were $103 thousand in the quarter compared to $1.9 million in net loan charge-offs for the prior quarter. The net loan (recoveries) charge-offs to average loans outstanding ratio (quarter-to-date annualized) for the current quarter was (0.02%) compared to 0.36% for the prior quarter.

Noninterest Income / Noninterest Expense:

•
Noninterest income for the quarter was $3.1 million, compared to $2.8 million in the prior quarter. The first quarter of 2025 included a $0.2 million loss on sale of the mortgage division, while the prior quarter included a loss on the sale of MSRs, net of the positive fair value adjustment prior to the sale, of $1.8 million. Excluding these items, noninterest income declined in the current quarter by approximately $1.3 million, due to lower residential mortgage banking income ($0.7 million), which was primarily driven by lower servicing income and mortgage origination volumes, and lower income from fintech lending partnerships ($0.4 million).

•
Noninterest expense for the quarter was $23.0 million compared to $25.6 million in the prior quarter, a decrease of $2.6 million. The decrease was primarily due to lower salaries and employee benefits expenses and consulting and audit fees. The decline in salaries and employee benefits in the quarter reflected a reduction in headcount as the Company continues to right-size its workforce as it completes certain regulatory directives and transitions to a more traditional community banking model. Severance costs for the current and prior quarter were $0.7 million and $0, respectively. Lower consulting and audit fees reflect a reduction in the use of outside contracting services, also due to the completion of certain regulatory directives.

Income Tax:

•
The income tax benefit for the current and prior quarter was $0.5 million and $0.7 million, respectively, with an effective income tax rate for the same respective periods of 51.2% and 25.8%. The higher effective income tax rate in the quarter was driven by a $0.3 million favorable adjustment related to a change in the state tax rate applied to the accumulated unrealized loss on the available for sale securities portfolio. Excluding this adjustment, the effective income tax rate for the quarter was 22.7%.

Balance Sheet:

•
Total assets decreased to $2.69 billion from $2.74 billion at the prior quarter end, a reduction of $52.2 million, primarily driven by a decline in loans held for investment of the same amount and lower balances of cash and loans held for sale, partially offset by a $13.4 million increase in the securities available for sale. The decline in loans held for investment was partially due to a continuation of the Company purposefully and selectively reducing balances of loans where borrowers did not represent in-market relationships.

•
Total deposit balances decreased to $2.13 billion from $2.18 billion at the prior quarter end, a decline of $50.0 million. Deposits, excluding wholesale and fintech-related deposits, increased $20.4 million in the first quarter of 2025. Brokered deposit balances declined $63.4 million in the first quarter, as existing brokered time deposits were paid off upon maturity. Estimated uninsured deposits as a percentage of total deposits were 19.8% at quarter end compared to 18.0% at the prior quarter end.

•
Sources of liquidity, which consist primarily of on-balance sheet cash, unpledged securities available for sale, and available credit under secured borrowing facilities, totaled $788.8 million, or 182.9% of uninsured deposits as of March 31, 2025. Sources of liquidity as of December 31, 2024 and March 31, 2024 totaled $811.7 million and $538.1 million, or 203.3% and 97.17% of uninsured deposits, respectively.

Income Statement:

Net interest income was $19.0 million and $19.1 million for the first quarter of 2025 and the fourth quarter of 2024, respectively, compared to $20.3 million for the first quarter of 2024. The decline in the first quarter of 2025 and fourth quarter of 2024 compared to the first quarter of 2024 was primarily attributable to lower interest and fee income on loans due to lower average balances. This decline was partially offset by lower average balances and rates paid on interest-bearing demand accounts and lower average balances of wholesale funding. The majority of fintech BaaS deposits were in interest-bearing demand accounts.

Average balances of interest-earning assets decreased $116.1 million to $2.62 billion in the first quarter of 2025, relative to the prior quarter, and decreased $345.8 million from the year-ago period. Relative to the prior quarter and the year-ago period, the decrease reflected primarily lower average balances of loans held for investment. The yield on average loans held for investment was 5.70% and 5.83% for the first quarter of 2025 and fourth quarter of 2024, respectively, compared to 6.02% for the first quarter of 2024. These declines in loan yield arose primarily from the purposeful and selective reduction of loans where borrowers did not represent in-market relationships.

Average balances of interest-bearing liabilities decreased $122.5 million, to $1.90 billion in the first quarter of 2025, relative to the prior quarter, and decreased $512.4 million from the year-ago quarter period. The decline relative to the comparative periods was primarily due to the exit of fintech BaaS deposit operations and the payoff of wholesale funding.

Cost of funds was 2.78% for the first quarter of 2025, compared to 3.01% for the fourth quarter of 2024, and 3.03% for the first quarter of 2024, while cost of deposits was 2.62%, 2.86%, and 2.84%, for the same respective periods. Lower cost of funds in the first quarter of 2025 was primarily due to the exit of fintech BaaS deposit operations and lower average balances of wholesale funding, and relative to the year-ago period, offset by the higher variable cost of $25.0 million of the Company’s subordinated debt. Cost of deposits, excluding wholesale deposits, was 1.34% for the quarter compared to 1.55% for the prior quarter and 2.52% for the year-ago period. The first quarter’s declines from the comparative periods were primarily due to lower average balances of higher cost fintech-related deposits.

Net interest margin was 2.90% for the first quarter of 2025 compared to 2.80% for the prior quarter and 2.75% in the first quarter of 2024, driven primarily by lower funding costs.

No provision for credit losses was reported for the first quarter of 2025 compared to a recovery of credit losses of $1.0 million for both the fourth and first quarters of 2024. The recovery of credit losses in the fourth quarter of 2024 reflected lower reserve needs due to loan portfolio balance reductions, partially offset by charge-offs of the non-guaranteed portion of certain GGL and certain purchased loans, whereas the recovery of credit losses in the first quarter of 2024 was primarily attributable to lower unfunded loan commitments.

Noninterest income was $3.1 million for the first quarter of 2025, compared to $2.8 million for the fourth quarter of 2024, and $7.8 million for the first quarter of 2024. The first quarter of 2025 included a loss on the sale of the Company’s mortgage division of $0.2 million, while the fourth quarter of 2024 included a loss on the sale of MSRs of $2.6 million and a fair value adjustment on MSRs before their sale of a positive $0.8 million. Excluding these items, noninterest income in the first quarter of 2025 was $1.3 million lower than the fourth quarter of 2024. This decline was primarily due to lower residential mortgage banking income, driven by lower servicing income and lower mortgage origination volumes. The decline in noninterest income for the first quarter of 2025 relative to the year-ago period was primarily attributable to declines in residential mortgage banking income and other noninterest income of $1.7 million and $2.2 million, respectively. Other noninterest income includes earnings from fintech lending partnerships, which contributed $0.2 million, $0.7 million, and $1.4 million of noninterest income in the first quarter of 2025 and fourth and first quarters of 2024, respectively.

Noninterest expense was $23.0 million for the first quarter of 2025, compared to $25.6 million for the fourth quarter of 2024, and $32.4 million for the first quarter of 2024. Noninterest expense decreased $2.7 million from the prior quarter and $9.5 million from the year-ago period. The decline relative to the prior period was primarily due to lower expenses for salaries and employee benefits, other contractual services, and audit fees, while the decline relative to the year-ago period was due to lower salaries and employee benefits, and a reduction in other contractual services and regulation remediation expenses. The decline in salaries and employee benefits in the current quarter reflected a reduction in headcount as the Company works to right-size staffing as it completes certain regulatory directives, and transitions to a more traditional community banking model. Severance costs for the current and prior quarter were $0.7 million and $0, respectively. The decrease in other contractual services and audit fees reflects a reduction in the use of outside consulting services.

Balance Sheet:

Loans held for investment were $2.06 billion at March 31, 2025, compared to $2.11 billion at December 31, 2024, and $2.39 billion at March 31, 2024. These declines were attributable to the Company’s plan to purposefully and selectively reduce assets to partially meet the liquidity needs of the fintech BaaS depository operations exit, as well as to transition the Company to a more traditional community banking model.

Total deposits were $2.13 billion at March 31, 2025, a decrease of $50.0 million and $336.3 million for the quarter and the year-to-date periods, respectively. Fintech-related deposits declined $7.0 million in the first quarter of 2025. Excluding fintech-related and brokered deposits, total deposits increased $20.4 million from the prior quarter end and $128.0 million from the first quarter of 2024.

The Company previously reported that it was prohibited from the acceptance, renewal, or rollover of brokered deposits, as a result of the Consent Order. In early third quarter of 2024, the Bank received approval from the FDIC allowing the Bank to accept, renew, or rollover brokered deposits for a six-month period of time and in the amount of maturities during this period. In late fourth quarter of 2024, the Bank received a six-month extension of this approval. Brokered deposits at March 31, 2025 were $339.1 million, a decline of $63.4 million from December 31, 2024, and a decline of $174.8 million from March 31, 2024. The Company had secured brokered deposits to enhance liquidity during the fintech BaaS wind down.

Noninterest-bearing deposits represented 21.3%, 20.8%, and 20.1% of total deposits at March 31, 2025, December 31, 2024, and March 31, 2024, respectively. Excluding brokered deposits, noninterest-bearing deposits represented 25.2%, 24.4%, and 24.7% of total deposits as of the same respective dates.

The held for investment loan-to-deposit ratio was 96.7% at March 31, 2025, compared to 96.9% at December 31, 2024, and 97.1% at March 31, 2024.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

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the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and fiscal policies, interest rates and inflation;
•
the impact of, and the ability to comply with, the terms of the January 24, 2024 Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;

•
the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings, or enforcement actions that may be instituted against the Company;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
•
the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with the OCC directives and applicable laws and regulations, and managing the wind down of these partnerships;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by growing and retaining deposits and secondary funding sources, especially if the Company's or its industry's reputation become damaged;
•
the ability to maintain capital levels adequate to support the Company's business and to comply with the Consent Order directives;
•
the ability of the Company to implement cost-saving initiatives and efficiency measures, as well as increase earning assets, in order to yield acceptable levels of profitability;
•
the ability to generate sufficient future taxable income for the Company to realize its deferred tax assets, including the net operating loss carryforward;
•
the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•
changes in consumer spending and savings habits;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;
•
technological and social media changes;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the financial industry generally, such as bank failures, responsive measures to mitigate and manage such developments, supervisory and regulatory actions and costs, and related impacts on customer and client behavior;

•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
the impact of changes in financial services policies, laws, and regulations, including laws, regulations and policies concerning taxes, banking, securities, real estate and insurance, the application thereof by bank regulatory bodies, and the three branches of the federal government;
•
the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
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estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
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geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;
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the economic impact of duties, tariffs, or other barriers or restrictions on trade, any retaliatory counter measures, and the volatility and uncertainty arising therefrom;
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the occurrence or continuation of widespread health emergencies or pandemics, significant natural disasters, severe weather conditions, floods, and other catastrophic events; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) March 31, 2025	December 31, 2024 (1)
Assets
Cash and due from banks	$170,466	$173,533
Restricted cash	2,167	2,459
Federal funds sold	1,725	838
Securities available for sale, at fair value	325,401	312,035
Restricted equity investments	18,797	19,275
Other equity investments	4,698	4,834
Other investments	20,381	19,405
Loans held for sale	23,624	30,976
Loans held for investment, net of deferred fees and costs	2,059,710	2,111,797
Less: allowance for credit losses	(23,126)	(23,023)
Loans held for investment, net	2,036,584	2,088,774
Accrued interest receivable	12,700	12,537
Premises and equipment, net	20,916	21,394
Right-of-use lease asset	7,597	7,962
Other intangible assets	3,527	3,859
Deferred tax asset, net	26,149	27,312
Other assets	10,352	12,067
Total assets	$2,685,084	$2,737,260
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$452,590	$452,690
Interest-bearing demand and money market deposits	632,983	598,875
Savings	103,622	100,857
Time deposits	940,282	1,027,020
Total deposits	2,129,477	2,179,442
FHLB borrowings	150,000	150,000
Subordinated notes, net	39,773	39,789
Lease liability	8,280	8,613
Other liabilities	19,265	31,628
Total liabilities	2,346,795	2,409,472
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 shares authorized at March 31, 2025 and December 31, 2024, respectively; and 87,777,849 and 84,972,610 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	329,920	322,791
Additional paid-in capital	29,687	29,687
Retained earnings	17,338	17,772
Accumulated other comprehensive loss, net of tax	(38,656)	(42,462)
Total stockholders’ equity	338,289	327,788
Total liabilities and stockholders’ equity	$2,685,084	$2,737,260

(1) Derived from audited December 31, 2024 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	March 31, 2025	December 31, 2024	March 31, 2024
Interest income:
Interest and fees on loans	$31,154	$33,050	$38,346
Interest on securities, deposit accounts, and federal funds sold	4,196	4,882	4,185
Total interest income	35,350	37,932	42,531
Interest expense:
Interest on deposits	14,192	16,329	18,485
Interest on subordinated notes	736	736	560
Interest on FHLB and FRB borrowings	1,432	1,742	3,137
Total interest expense	16,360	18,807	22,182
Net interest income	18,990	19,125	20,349
Recovery of credit losses - loans	—	(500)	—
Recovery of credit losses - unfunded commitments	—	(500)	(1,000)
Total recovery of credit losses	—	(1,000)	(1,000)
Net interest income after recovery of credit losses	18,990	20,125	21,349
Noninterest income:
Fair value adjustments of other equity investments	(73)	232	(7)
Residential mortgage banking income	956	1,698	2,664
Mortgage servicing rights	2	795	729
Loss on sale of mortgage servicing rights	—	(2,596)	—
Wealth and trust management	454	561	520
Service charges on deposit accounts	457	402	361
Increase in cash surrender value of BOLI	8	58	337
Bank and purchase card, net	567	615	242
Other	701	1,049	2,942
Total noninterest income	3,072	2,814	7,788
Noninterest expense:
Salaries and employee benefits	12,610	13,246	16,045
Occupancy and equipment	1,381	1,357	1,524
Technology and communications	2,784	2,645	2,279
Legal and regulatory filings	439	626	447
Advertising and marketing	191	231	297
Audit fees	578	1,071	1,155
FDIC insurance	1,097	1,139	1,377
Intangible amortization	244	255	287
Other contractual services	595	1,276	1,809
Other taxes and assessments	921	747	943
Regulatory remediation	—	273	2,644
Other	2,111	2,774	3,630
Total noninterest expense	22,951	25,640	32,437
Loss before income taxes	(889)	(2,701)	(3,300)
Income tax benefit	(455)	(698)	(407)
Net loss	$(434)	$(2,003)	$(2,893)
Basic and diluted loss per common share	$(0.01)	$(0.03)	$(0.15)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

		As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)		March 31,	December 31,	September 30,	June 30,	March 31,
Income Statement Data:		2025	2024	2024	2024	2024
Interest income		$35,350	$37,932	$39,225	$40,631	$42,531
Interest expense		16,360	18,807	20,124	20,546	22,182
Net interest income		18,990	19,125	19,101	20,085	20,349
(Recovery of) provision for credit losses		—	(1,000)	(6,200)	3,100	(1,000)
Net interest income after (recovery of) provision for credit losses		18,990	20,125	25,301	16,985	21,349
Noninterest income		3,072	2,814	2,698	272	7,788
Noninterest expense		22,951	25,640	26,454	29,308	32,437
(Loss) income before income taxes		(889)	(2,701)	1,545	(12,051)	(3,300)
Income tax (benefit) expense		(455)	(698)	599	(616)	(407)
Net (loss) income		(434)	(2,003)	946	(11,435)	(2,893)
Per Common Share Data:
(Loss) earnings per common share - basic and diluted		$(0.01)	$(0.03)	$0.01	$(0.47)	$(0.15)
Book value per common share		3.85	3.86	4.30	4.15	9.24
Tangible book value per common share - Non-GAAP		3.82	3.82	4.25	4.10	9.04
Balance Sheet Data:
Total assets		$2,685,084	$2,737,260	$2,944,691	$2,933,072	$3,076,187
Average assets		2,721,714	2,863,014	2,967,774	3,084,643	3,164,932
Average interest-earning assets		2,620,725	2,736,834	2,796,116	2,886,186	2,966,491
Loans held for investment ("LHFI")		2,059,710	2,111,797	2,180,413	2,259,279	2,394,089
Allowance for credit losses		23,126	23,023	25,453	28,036	35,025
Purchase accounting adjustments (discounts) on acquired loans		3,710	3,996	4,162	4,408	4,873
Loans held for sale		23,624	30,976	22,082	54,377	34,902
Securities available for sale, at fair value		325,401	312,035	314,784	307,427	314,394
Noninterest-bearing demand deposits		452,590	452,690	459,793	470,128	496,375
Fintech Banking-as-a-Service ("BaaS") deposits		198	233	63,674	172,456	272,973
Total deposits		2,129,477	2,179,442	2,346,492	2,325,839	2,465,776
Subordinated notes, net		39,773	39,789	39,806	39,822	39,838
FHLB and FRB advances		150,000	150,000	190,000	202,900	345,000
Average interest-bearing liabilities		1,899,315	2,021,814	2,121,402	2,228,071	2,411,683
Total stockholders' equity		338,289	327,788	336,347	325,614	180,906
Average stockholders' equity		329,684	330,343	326,880	318,042	183,901
Weighted average common shares outstanding - basic		86,003	78,881	73,366	24,477	19,178
Weighted average common shares outstanding - diluted		86,003	78,881	87,086	24,477	19,178
Outstanding warrants to purchase common stock	`	28,690	31,452	26,196	26,196	—
Financial Ratios:
Return on average assets (1)		-0.06%	-0.28%	0.13%	-1.48%	-0.37%
Return on average equity (1)		-0.53%	-2.43%	1.16%	-14.38%	-6.29%
Total loan to deposit ratio		97.8%	98.3%	93.9%	99.5%	98.5%
Held for investment loan-to-deposit ratio		96.7%	96.9%	92.9%	97.1%	97.1%
Fintech BaaS deposits to total deposits ratio		0.0%	0.0%	2.7%	7.4%	11.1%
Net interest margin (1)		2.90%	2.80%	2.74%	2.79%	2.75%
Yield of LHFI (1)		5.70%	5.83%	5.80%	5.80%	6.02%
Cost of deposits (1)		2.62%	2.86%	2.91%	2.84%	2.84%
Cost of funds (1)		2.78%	3.01%	3.09%	3.02%	3.03%
Efficiency ratio		104.0%	116.9%	121.4%	144.0%	115.3%
Noninterest expense to total assets (1)		3.4%	3.7%	3.6%	4.0%	4.2%
Regulatory remediation expenses		—	273	357	1,397	2,644
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets		12.1%	11.5%	11.0%	10.3%	5.8%
Allowance for credit losses to LHFI		1.12%	1.09%	1.17%	1.24%	1.46%
Ratio of net (recoveries) charge-offs to average loans outstanding (1)		-0.02%	0.36%	-0.61%	1.81%	0.14%
Nonperforming loans to total assets		0.93%	0.93%	1.09%	1.40%	1.73%
Nonperforming assets to total assets		0.94%	0.94%	1.09%	1.40%	1.73%
Nonperforming loans to total loans		1.19%	1.19%	1.46%	1.78%	2.19%

Reconciliation of Non-GAAP Financial Measures (unaudited):

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible Common Equity and Tangible Book Value Per Common Share:	2025	2024	2024	2024	2024
Total stockholders' equity	$338,289	$327,788	$336,347	$325,614	$180,906
Less: preferred stock (including additional paid-in capital)	—	—	(20,605)	(20,605)	—
Common stockholders' equity	$338,289	$327,788	$315,742	$305,009	$180,906
Less: other intangibles, net of deferred tax liability (2)	(2,740)	(2,998)	(3,281)	(3,552)	(3,913)
Tangible common equity (Non-GAAP)	$335,549	$324,790	$312,461	$301,457	$176,993
Total common shares outstanding	87,778	84,973	73,474	73,504	19,584
Book value per common share	$3.85	$3.86	$4.30	$4.15	$9.24
Tangible book value per common share (Non-GAAP)	3.82	3.82	4.25	4.10	9.04

Tangible Common Equity to Tangible Total Assets
Total assets	$2,685,084	$2,737,260	$2,944,691	$2,933,072	$3,076,187
Less: other intangibles, net of deferred tax liability (2)	(2,740)	(2,998)	(3,281)	(3,552)	(3,913)
Tangible total assets (Non-GAAP)	$2,682,344	$2,734,262	$2,941,410	$2,929,520	$3,072,274
Tangible common equity (Non-GAAP)	$335,549	$324,790	$312,461	$301,456	$176,993
Tangible common equity to tangible total assets (Non-GAAP)	12.5%	11.9%	10.6%	10.3%	5.8%

(1) Annualized.
(2) Excludes mortgage servicing rights.